Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-8 of Community Trust Bancorp, Inc. (the “Corporation”) of our report dated March 9, 2006, relating to the consolidated financial statements of the Corporation, appearing in the Annual Report on Form 10-K of Community Trust Bancorp, Inc. for the year ended December 31, 2006.
/s/ Deloitte & Touche LLP
Louisville, Kentucky
August 17, 2007